Exhibit 10.19

PROFESSIONAL SERVICES AGREEMENT

For Medical Staffing

THIS PROFESSIONAL SERVICES AGREEMENT FOR MEDICAL STAFFING (“Agreement”) is made this 18th day of February, 2015 (the “Effective Date”), by and between GRAND PRAIRIE PROFESSIONAL GROUP, P.A., a Texas professional association (“Practice”), and AAC DALLAS OUTPATIENT CENTER, LLC D/B/A GREENHOUSE OUTPATIENT CENTER, a Delaware limited liability company (“Company”), (individually, a “Party,” and, collectively, the “Parties”).

W I TN E S S E T H:

WHEREAS, Company has established and operates an addiction treatment facility, AAC Dallas Outpatient Center, LLC d/b/a Greenhouse Outpatient Center, located at 2301 Avenue J, Arlington, Texas 76006 (“Facility”);

WHEREAS, Practice employs Medical Providers and other medical personnel specializing in the treatment of various addictions;

WHEREAS, Practice is owned by a physician licensed to practice medicine in the state of Texas (the “State”); and

WHEREAS, Company desires to engage Practice as of the Effective Date to provide, or arrange the provision of, medical services on behalf of Company, and Practice desires to accept such engagement as of the Effective Date, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements, covenants, terms and conditions herein contained, the Parties agree as follows:

Article I
ESTABLISHMENT OF PROFESSIONAL RELATIONSHIP

1.1Engagement of Practice.  As of the Effective Date, Company engages Practice, and Practice accepts said engagement, to provide medical services in accordance with the terms and conditions of this Agreement.

1.2Relationship of the Parties.  In the performance of their respective duties and obligations hereunder, the Parties are independent contractors, and as such they shall remain professionally and economically independent of each other.  The Parties are not, and shall not be deemed to be, joint venturers, partners, employees, or agents of each other (except with respect to an agency for billing and collection activities expressly addressed in this Agreement).  Neither Party shall have any authority to bind or incur any financial obligations on behalf of the other without the other’s express written consent, and then only insofar as such authority is conferred by such express written consent.

Article II
Practice’S OBLIGATIONS

2.1General Obligations.  Practice shall provide the Medical Provider services set forth on Schedule 2.1, attached hereto and incorporated herein by reference.

2.2Responsibility for Medical Provider Services.  Practice shall control and be responsible for the provision of medical services to Patients (as such term is defined on Schedule 2.1), and Company shall not engage in the practice of medicine nor shall it intervene or interfere in professional medical judgment of Practice or any Medical Provider; provided, however, that Practice shall cause the Medical Providers to comply with Company’s systems and procedures for review and improvement of the delivery of care.

2.3Qualifications and Standards.  Practice shall take all necessary actions to ensure that each Medical Provider satisfies the following conditions at all times during the Term:

2.3.1Licensure and Experience Levels.  Each Medical Provider shall maintain an unrestricted license to practice his or her specialty in the State and at all times shall be in good standing with the appropriate licensing board.  Each Medical Provider shall have a level of competence, experience and skill at least comparable to that prevailing in the community.

2.3.2Federal DEA Number. The Medical Providers shall maintain a Federal DEA number without restrictions, to the extent necessary for his or her practice.

2.3.3Medical Standards.  Each Medical Provider shall perform all medical services to be provided hereunder in accordance with the current standards of care in the medical community and any credentialing and quality criteria that are adopted from time to time by Company, the Facility and/or Practice

2.3.4Continuing Education.  Medical Providers shall participate in such continuing medical education and training programs as required by law to maintain skills compatible with standards of medical care in the community.

2.3.5Bylaws.  Medical Providers shall comply with any bylaws, policies, rules or regulations of Facility or Company, as may be amended from time to time.

2.3.6Laws.  Medical Providers shall comply with all applicable standards, rulings, regulations and requirements of the United States Department of Health and Human Services, the State’s department of health, the applicable accreditation agency of the Facility, and any federal, state or local government agency, third party payor or accrediting body having jurisdiction over or providing reimbursement for the Facility and any programs and services offered by either the Facility or Company.

2.3.7Cooperation.  Practice shall promptly notify Company if a claim of malpractice or professional discipline is asserted against any Medical Provider resulting from medical services provided at Facility; additionally Practice shall notify Company of claims not yet asserted against Medical Providers, but the potential for which Practice is aware.

2.3.8Approval and Removal.  Each Medical Provider shall be subject to the initial approval of Company before he or she commences providing services at Facility.  In addition, Practice, at the request of Company, shall immediately remove a Medical Provider from Facility for cause.  For purposes of this Section 2.3.8, “for cause” shall be determined by Company acting reasonably and in good faith and shall include the following: (a) suspension or revocation or other sanction of his or her medical license, specialty board certification, or Federal Drug Enforcement Agency (“DEA”) registration; (b) suspension, revocation, or reduction of his or her status or privileges as a member of the medical staff of any hospital utilized by Company for Patients served by the Medical Providers (including without limitation any resignation of membership or privileges in lieu of or to avoid any of the foregoing actions); (c) being arrested or indicted for, or convicted of any felony or any criminal charge relating to the practice of medicine; (d) being found by the appropriate licensure board or other state or federal regulatory agency to have violated any provision of law or the applicable code of medical ethics; (e) cancellation, termination or non-renewal of his or her professional liability insurance and failure to obtain replacement coverage within thirty (30) days; or (f) having committed any actions or inactions which pose an immediate and significant threat to Patients.

2.4Compensation Responsibility.  Practice shall be solely responsible for establishing and paying the compensation and fringe benefits, if any, to the Medical Providers. Practice shall be solely responsible for the payment and withholding of appropriate amounts for income tax, social security, unemployment insurance, and state disability insurance taxes. Practice shall also maintain in full force and effect all worker’s compensation insurance as may be required under the worker’s compensation laws of the State.

2.5Medical Provider Staffing Levels.  As of the Effective Date, Practice shall assign to Facility Medical Providers necessary to satisfy the patient needs at the Facility.

2.6Authority.  Practice has the right to enter into this Agreement, and neither the execution of this Agreement nor Practice’s performance hereunder will result in it being in breach or default of any existing agreement.

Article III
COMPENSATION

3.1General Compensation Principles.  Practice shall be compensated for the services provided hereunder pursuant to the terms of this Agreement as described in Schedule 3.1, which is attached hereto and incorporated herein by reference.  The Parties hereby acknowledge and agree that such amount represents the fair market value of the services provided hereunder.

Article IV
PATIENT CHARGES, BILLING AND COLLECTION

4.1Billing; Assignment of Fees.  Company, directly or through an affiliate, shall bill payors and patients for all technical and facility fees of the Facility.  In addition, to the extent permissible by applicable law and third party payor policies, Company may (directly or through an affiliate) bill payors and patients globally for Company’s services and also the professional services of Practice and the Medical Providers that are provided pursuant to this Agreement.  Practice authorizes Company, directly or through an affiliate, to bill and collect all professional fees of Practice and the Medical Providers, as Practice’s and the Medical Providers’ agent and attorney-in-fact to the extent permitted by applicable law for all services rendered by Practice or the Medical Providers at the Facility or on behalf of Company hereunder, either in Company’s own name or in Practice’s or individual Medical Provider’s name and provider number.  Practice shall ensure that each Medical Provider executes such documentation as may be necessary to permit such billing by Company.  To the extent that it is not allowable by law or payor policies for Company to bill for services on behalf of Practice or Medical Providers, Practice will bill in its own name for such services, provided that Practice intends to engage American Addiction Centers, Inc., an affiliate of Company, to provide billing support services.  Practice shall ensure that duplicative billing does not occur, and neither it nor any Medical Provider will payors or patients for the same services that are billed by Company.

4.2Practice to Provide Billing Information.  For all applicable services described in Section 4.1 above and in accordance with applicable law, Practice shall provide Company with all billing information for services rendered by the Medical Providers, including, but not limited to, the name of the Patient, the date of service, the nature and extent of services provided, Patient diagnosis, and any supporting medical and non-medical information necessary to bill such services and to obtain payment and/or reimbursement. Each Medical Provider shall provide the above-described billing information to Company within seven (7) calendar days after the applicable medical services are rendered. The applicable treating Medical Provider shall be responsible for appropriately coding the service provided and supplying the correct CPT, KEY, ICD-9 (or ICD-10 once applicable) or other codes associated with the service.

Article V
INSURANCE

5.1Comprehensive General Liability and Property Insurance.  Company shall procure and maintain during the Term of this Agreement comprehensive general liability insurance covering its activities relating to Facility and property insurance covering the Facility.  The comprehensive general liability insurance maintained hereunder shall be in amounts deemed sufficient by Company to protect against risks and losses associated with the operations of Facility.

5.2Company’s Professional Liability Insurance.  Company shall procure and maintain in full force and effect during the Term of this Agreement professional liability insurance covering Company and appropriate personnel provided by Company pursuant to this Agreement, including, without limitation, Company’s provider employees and contractors (subject to prior approval of insurer), against errors and omissions arising from Patient services and/or nonmedical services rendered by Company pursuant to this Agreement.  All premiums, costs and expenses associated with such professional liability insurance shall be borne by and paid by Company.  The professional liability insurance procured by Company shall have limits of liability of at least one million dollars ($1,000,000) per claim and three million dollars ($3,000,000) per annual aggregate. For purposes of Sections 5.1 and 5.2, the term “insurance” shall include self-insurance arrangements maintained by Company for itself and its corporate affiliates, including Facility.

5.3Practice’s Professional Liability Insurance.  Practice shall procure and maintain in full force and effect during the Term of this Agreement, and for a period of three (3) years subsequent to the expiration or earlier termination of this Agreement, professional liability insurance (i.e., medical malpractice insurance) with an insurer acceptable to Company, protecting Practice and its shareholders, officers, directors, and the Medical Providers against errors and omissions arising from professional services and/or medical services rendered by Practice and the Medical Providers. Such policy of insurance shall name Company as an additional insured. The insurance required by this Section 5.3 shall specifically extend to acts or omissions of Medical Providers occurring both prior and subsequent to the Effective Date.  All premiums, costs and expenses associated with such professional liability insurance shall be borne by Practice.  The professional liability insurance required by this Section 5.3 shall have limits of liability of at least one million dollars ($1,000,000) per claim and three million dollars ($3,000,000) per annual aggregate.

5.4Proof of Insurance.  At the request of the other Party, each Party shall furnish copies of or Certificates of Insurance on all policies required under this Article V (or evidence of self-insurance) as evidence of the insurance coverage to be procured pursuant to this Agreement. In the case of Company, this evidence shall also specifically include evidence of “tail” or other coverage for acts and omissions occurring prior to the Effective Date.  The insurance coverage required under this Agreement shall not be canceled, modified, reduced or otherwise materially changed, except upon thirty (30) days’ prior written notice to the non-procuring Party.

Article VI
INDEMNIFICATION

6.1Indemnification by Company.  Company shall indemnify, defend and hold Practice, and the shareholders, directors, officers and employees of Practice, free and harmless from and against any and all claims, demands, liabilities, losses, damages, costs, and expenses, including reasonable attorneys’ fees, resulting in any manner, directly or indirectly from any negligent or willful act or omission of Company or its non-Medical Provider employees providing services at Facility. Notwithstanding any provisions of the preceding sentence to the contrary, Company shall not be liable to Practice for any consequential, exemplary or punitive damages.  The duty of Company to indemnify, defend and hold harmless Practice shall only apply to the extent that any such loss sustained by Practice is not covered by insurance.  The indemnification provisions of this Section 6.1 are intended to be in addition to any common law rights to contribution existing under the laws of the State which one Party may have against the other.

6.2Indemnification by Practice.  Practice shall indemnify, defend and hold Company, and the shareholders, directors, officers and employees of Company, free and harmless from and against any and all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees, resulting in any manner, directly or indirectly, from any negligent or willful act or omission of any Medical Provider, including, specifically, (i) negligent or willful acts occurring both prior to and subsequent to the Effective Date and (ii) claims against Company attributable directly or indirectly to incorrect billing information provided to Company by Practice or any Medical Provider. Notwithstanding any provisions of the preceding sentence to the contrary, Practice shall not be liable to Company for any consequential, exemplary or punitive damages.  The indemnification provisions of this Section 6.2 are intended to be in addition to any common law rights to contribution existing under the laws of the State which one Party may have against the other. A provision similar to that set forth in this Section 6.2 shall be contained in each contract between Practice and any independent contractor providing professional medical services for Practice at the Facility in order to ensure that each such Medical Provider has agreed to indemnify Company as required by this Section 6.2.

Article VII
RECORDS AND CONFIDENTIALITY

7.1Ownership of Records and Files.  All business or medical records and files of whatever nature or kind, including Patients’ files and x-rays, are the property of Company to the extent permitted by law; neither Practice nor individual Medical Providers shall acquire any proprietary rights with respect to such records.  However, at Practice’s written request, Company shall provide Medical Providers with copies of any records reflecting services performed by such Medical Provider with respect to (a) any claims against him/her in the nature of malpractice, (b) any charges against him/her issued by a licensing board or professional association or (c) for any other purpose deemed appropriate by Company.

7.2Confidentiality of Medical Records.  Both Parties shall comply with all applicable federal and state laws and regulations regarding the confidential and secure treatment of individually identifiable health information, including 42 C.F.R. Part 2, and with the terms of the Business Associate Addendum attached as Schedule 7.2 hereto and incorporated herein by reference.

7.3Medical Records upon Termination.  Upon the expiration or earlier termination of this Agreement, unless a Patient specifies otherwise and in accordance with applicable law, Company shall be entitled to the original medical records for all Patients, and Practice shall be entitled to copy such records, with the cost of any copies to be home by Practice.  For such period as is required by applicable statutes, Company shall keep possession of the original medical records and shall retain the records in their original condition, shall store the records in a safe place and make the records available to Practice without charge if reasonably necessary for any purpose, including, without limitation, Patient care and medical malpractice defense.

Article VIII
TERM AND TERMINATION

8.1Term.  This Agreement shall be effective for a term of five (5) years, beginning on the Effective Date, unless terminated pursuant to the provisions of this Article VIII (the “Initial Term”).  Upon expiration of the Initial Term, this Agreement will automatically renew for additional one (1) year terms (the “Renewal Terms”) unless either Party shall provide notice to the other Party of its intent to terminate the Agreement under the terms of this Section 8.1 (“Notice of Intent to Terminate”).  Notice of Intent to Terminate must be provided no later than one (1) year prior to the expiration of the Initial Term, and no later than ninety (90) days prior to the expiration of any Renewal Term.

8.2Termination upon Insolvency.  If either Party shall apply for or consent to the appointment of a receiver, trustee or liquidation of itself, or if all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction or an application of a creditor, adjudicating such party to be bankrupt or insolvent, or approving a petition seeking reorganization of such Party or appointing a receiver, trustee or liquidator of such Party or of all or a substantial part of its assets, and such order, judgment, or decree shall continue in effect and unstayed for a period of thirty (30) consecutive days, then the other Party may terminate this Agreement upon ten (10) days prior written notice to such Party.

8.3Termination upon Legal Prohibitions of Relationship.  If counsel jointly selected by the Parties should determine (the “Determination”) that it is more likely than not that applicable legislation, regulations, rules or procedures (collectively referred to herein as a “Law”) in effect or to become effective as of a date certain, or if Practice or Company receives notice (the “Notice”) of an actual or threatened decision, finding or action by any governmental or private agency or court (collectively referred to herein as an “Action”), which Law or Action, if or when implemented, would have the effect of subjecting either Party to civil or criminal prosecution under state and/or federal Laws, or other adverse proceeding on the basis of their participation herein, then the Parties shall attempt in good faith to amend this Agreement to the extent necessary in order to comply with such Law or to avoid the Action, as applicable. If, within ninety (90) days of providing written notice of such Determination or Notice to the other Party, the Parties acting in good faith are unable to mutually agree upon and make amendments or alterations to this Agreement to meet the requirements in question, or alternatively, the Parties mutually determine in good faith that compliance with such requirements is impossible or unfeasible, then this Agreement shall be terminated without penalty, charge or continuing liability upon the earlier of the following: the date one hundred eighty (180) days subsequent to the date upon which either Party gives written notice to the other Party or the effective date on which the Law or Action prohibits the relationship of the Parties pursuant to this Agreement.

8.4Termination upon Breach.  Either Party may elect to terminate this Agreement in the event that the other Party is in material breach of this Agreement and such default continues for a period of fifteen (15) calendar days after written notice thereof has been given to the Party in default by the other Party; provided, however, that Company may immediately terminate this Agreement if Practice fails to provide, or arrange the provision of, adequate professional medical services pursuant to this Agreement for a period of three (3) calendar days.

8.5Termination Without Cause.  This Agreement shall automatically terminate upon one hundred and eighty (180) days’ notice by either Party to the other Party.

8.6Termination and Liabilities.  In the event either Party validly elects to terminate this Agreement pursuant to the provisions of this Article VIII or the Agreement expires by its own terms, the liabilities and obligations of the Parties shall cease as of the date of termination, except that each Party shall be responsible for: (a) any payments or other obligations arising or accruing prior to the termination date and (b) any breach arising after termination or expiration with respect to obligations that continue after such expiration or termination.  Neither Party shall be liable to the other for any damages resulting from any event of force majeure.  The Parties agree that upon such termination, they will mutually work to assure an orderly transition of services.

Article IX
GENERAL PROVISIONS

9.1Independence of Medical Judgment.  Nothing in this Agreement shall affect the exercise of Medical Providers’ independent medical judgment.

9.2Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties which relate to the subject matter of this Agreement.  No supplement, amendment or modification of this Agreement shall be binding unless executed in writing by the Parties, unless otherwise provided herein.

9.3No Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

9.4Subject Headings.  The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

9.5Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors and assigns.  Company may assign this Agreement upon prior written notice to Practice.  Practice may not assign this Agreement nor any rights hereunder, nor may it delegate any of the duties to be performed hereunder without the prior written consent of Company; provided, however, that notwithstanding the foregoing sentence to the contrary, Practice shall have the right to assign this Agreement to another corporate affiliate of Company upon written notice and shall have the right to subcontract with any other responsible parties, including specifically, corporate affiliates of Practice, for the performance of various aspects of its obligations hereunder, provided that Practice shall remain fully responsible for the performance of any such subcontractors.

9.6Severability.  Except as otherwise provided in Section 8.3, in the event any provision of this Agreement is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any regulation duly promulgated or is made or declared unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

9.7Attorneys’ Fees.  In the event any attorney is employed by any Party with regard to any legal action, arbitration or other proceeding brought by any Party for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, then the prevailing Party, whether at trial or upon appeal, and in addition to any other relief to which the prevailing Party may be granted, shall be entitled to recover from the losing Party all costs, expenses and attorneys’ fees incurred by the prevailing Party in bringing or defending such action, arbitration or proceeding, and in enforcing any judgment granted therein, all of which costs, expenses and attorneys’ fees shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such matter shall contain a specific provision providing for the recovery by the prevailing Party of attorneys’ fees, costs and expenses incurred in enforcing such judgment.  For purposes of this Section 9.7, attorneys’ fees shall include, without limitation, fees incurred in the following:  post-judgment motions; contempt proceedings; garnishment, levy and debtor and third party examinations; discovery; and bankruptcy litigation.

9.8Notices.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the Party to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by a recognized overnight carrier service, or by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

TO PRACTICE:	Grand Prairie Professional Group, P.A.
1171 107th Street, Suite A
Grand Prairie, Texas 75050
Attn: Mark A. Calarco, D.O.
Email: mcalarco@contactaac.com

TO COMPANY:	AAC Dallas Outpatient Center, LLC
d/b/a Greenhouse Outpatient Center
2301 Avenue J
Arlington, Texas 76006
Attn.: Marc C. Turner, Chief Executive Officer
Email: mturner@contactaac.com

WITH COPY TO:
American Addiction Centers, Inc.
115 East Park Drive, Second Floor
Brentwood, Tennessee 37027
Attn: Candance A. Henderson-Grice, Chief Operating Officer
Email: chenderson-grice@contactaac.com

American Addiction Centers, Inc.
115 East Park Drive, Second Floor
Brentwood, Tennessee 37027
Attn: Kathryn Sevier Phillips, General Counsel and Secretary
Fax: (615) 691-7130
Email: ksphillips@contactaac.com

Each Party may change its address indicated above by giving the other Party written notice of the new address in the manner set forth above.

9.9Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State.  All actions, suits, or other proceedings with respect to this Agreement shall be brought only in a court of competent jurisdiction in the State. In any such action, suit, or proceeding, such court shall have personal jurisdiction over all of the parties hereto, and service of process upon them under any applicable statutes, laws, and rules shall be deemed valid and good.

9.10Third Party Rights.  This Agreement is entered into by and between the Parties hereto for their sole benefit.  There is no intent by either Party to create or establish third party beneficiary status or rights in any third party to this Agreement and no third party shall have any right to enforce any right or enjoy any benefit created or established by this Agreement.

9.11No Discrimination.  No person shall be excluded from participation in, or be denied benefits of, or be otherwise subjected to discrimination in the performance of this Agreement or any Addenda on the grounds of disability, age, race, color, religion, sex, national origin or any other classification protected by federal and/or Tennessee constitutional, statutory and/or regulatory provisions.

9.12Signatory.  Each Party warrants that the person indicated on signatory line to this Agreement has all authority necessary to bind the Party and is the appropriate designated person to sign this Agreement.

9.13Counterparts.  This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

9.14Drafted Jointly.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of the provisions of this Agreement.

9.15Cooperation.  The Parties agree to cooperate with each other to resolve promptly any outstanding financial, administrative or patient care issues upon the termination of this Agreement. Such obligation shall include, without limitation, the provision of patient, resident and/or administrative records, payments or other actions necessary to conclude the relationship of the Parties.  This Section 9.15 shall survive the termination of this Agreement for any reason. Each Party further agrees to cooperate with the other to carry out the purpose and intent of this Agreement, including without limitation the execution and delivery to the appropriate Party of any further agreements and other documents and the taking of any action as may reasonably be required to effectuate the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates set forth below, provided that this Agreement is effective as of the Effective Date.

For Company: AAC Dallas Outpatient Center, LLC D/B/A Greenhouse Outpatient Center	For Practice: Grand Prairie Professional Group, P.A.

By:/s/ Michael T. Cartwright	By:/s/ Mark A. Calarco, D.O.
Name:Michael T. Cartwright	Name:Mark A. Calarco, D.O.
Title:Chairman	Title:President, Secretary and Treasurer

Schedule 2.1

Practice’s Services

Professional Services

During the term of this Agreement, Practice, through its physician shareholder, employees and independent contractors (the “Medical Providers”), shall provide professional medical services to the patients of Company (the “Patients”).  Medical Providers may include doctors of medicine, doctors of osteopathy and mid-level providers including physician assistants and advanced practice nurses.  Practice shall effectively provide all the professional medical services as required by Company for the needs of its Patients. Such professional medical services shall include those service obligations set forth herein and other related services reasonably requested by Company.

Medical Director Services

During the term of this Agreement, in addition to the professional services described above, Practice shall, unless otherwise agreed to by the parties, provide a physician who is acceptable to Company, to serve as medical director of Facility (the “Medical Director”) and provide medical management and oversight for matters specific to Facility pursuant to a medical director agreement between Practice and Medical Director reasonably acceptable to Company (the “Medical Director Agreement”). Practice shall cause Medical Director to furnish those services as set forth in the Medical Director Agreement, in accordance with the terms thereof.  Upon request, Practice shall provide Company with documentation reasonably acceptable to Company supporting Medical Director’s fulfillment of such duties with Company also retaining the right to conduct such audits thereof as Company determines reasonably necessary to support Company’s payment for such services under this Agreement.

Practice shall provide support, assistance, and work cooperatively with Medical Director who will provide medical management and oversight for Facility.  Practice, at the request of Company, shall immediately remove a Medical Director from Facility for cause, as “cause” is defined in Section 2.3.8 hereof.

The term “Medical Provider” as used in this Agreement shall include the Medical Director, provided that any provision that relates specifically to professional medical services will not apply to the Medical Director to the extent that the Medical Director is providing only administrative and not professional services.

Schedule 2.1

Schedule 3.1

Compensation

Practice acknowledges that Practice may sometimes bill separately for the services of Medical Providers, and at other times Company submits global bills for the services of both the Facility and the Medical Providers.  In light of the foregoing, Company shall pay to Practice the fees set forth below for services provided by the Medical Providers at the Facility to the extent that such provider services are not separately billed by Practice.  To the extent Practice bills separately for Medical Provider services, Company shall not be obligated to pay a fee for such services.

Provider	Fee
Physician/Psychologist Clinical Services	$125 - $175 per hour*

Medical Director Services	$100 - $150 per hour*

Mid-level Provider Services (PA or NP)	$55 - $95 per hour*

*  Specific hourly rate within the noted range shall be determined by Company in its reasonable discretion after consultation with Practice, based on the experience level, specialty, certifications, and other qualifications of the applicable practitioner.

If Practice is asked by Company to provide additional practitioner services at the Facility, Company shall pay to Practice a fee for such services equal to the rate that Practice pays such provider for the services (unless the service is separately billable by Practice).  Practice represents and warrants that the compensation it pays to Medical Providers, and the corresponding fees paid by Company, shall be reasonable and consistent with fair market value.  Compensation shall be paid pursuant to Company’s standard payment policies and timing.

Schedule 3.1

Schedule 7.2

HIPAA Business Associate Addendum

THIS HIPAA BUSINESS ASSOCIATE ADDENDUM (“Addendum”) amends and is made part of that certain PROFESSIONAL SERVICES AGREEMENT FOR MEDICAL STAFFING (“Service Agreement”), by and between AAC DALLAS OUTPATIENT CENTER, LLC D/B/A GREENHOUSE OUTPATIENT CENTER, a Delaware limited liability company (“Entity”), and GRAND PRAIRIE PROFESSIONAL GROUP, P.A., a Texas professional association (“Associate”), to the extent that Associate is acting as a Business Associate of Entity.

Entity and Associate agree that the parties incorporate this Addendum into the Service Agreement in order to comply with the requirements of:  the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”),  the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations set forth at 45 C.F.R. Parts 160 and Part 164 (the “HIPAA Rules”); and Federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records, 42 C.F.R. Part 2 (“Part 2 Regulations”).  To the extent Associate is acting as a Business Associate of Entity pursuant to the Service Agreement, the provisions of this Addendum shall apply, and Associate shall be subject to the penalty provisions of HIPAA as specified in 45 C.F.R. Part 160.

1.Definitions.  Capitalized terms not otherwise defined in this Addendum shall have the meaning set forth in the HIPAA Rules. References to “PHI” mean Protected Health Information maintained, created, received or transmitted by Associate from Entity or on Entity’s behalf.

2.Uses or Disclosures.  Associate will neither use nor disclose PHI except as permitted or required by this Addendum or as Required By Law.  To the extent Associate is to carry out an obligation of Entity under the HIPAA Rules, Associate shall comply with the requirements of the HIPAA Rules that apply to Entity in the performance of such obligation.  Without limiting the foregoing, Associate will not sell PHI or use or disclose PHI for purposes of marketing or fundraising, as defined and proscribed in the HIPAA Rules. Associate is permitted to use and disclose PHI:

(a)to perform any and all obligations of Associate as described in the Service Agreement, provided that such use or disclosure is consistent with the terms of Entity’s notice of privacy practices and would not violate the HIPAA Rules or the Part 2 Regulations, if done by Entity directly;

(b)to perform Data Aggregation services relating to the health care operations of Entity, provided that such services are part of Associate’s obligations as set forth in the Service Agreement;

(c)to create de-identified information in accordance with 45 C.F.R. § 164.514(b), provided that such de-identified information may be used and disclosed only consistent with applicable law; and

Schedule 7.2

(d)as necessary for Associate’s proper management and administration and to carry out Associate’s legal responsibilities (collectively “Associate’s Operations”) provided that: any disclosure made for purposes of Associate’s Operations is Required By Law or is made after Associate obtains reasonable assurances, evidenced by a written contract, from the recipient that the recipient:  (i) will hold such PHI in confidence and use or further disclose it only for the purpose for which Associate disclosed it to the recipient or as Required By Law; (ii) will notify Associate of any instance of which the recipient becomes aware in which the confidentiality of such PHI was breached; (iii) acknowledges in writing that, in receiving PHI, the recipient is fully bound by the Part 2 Regulations; and (iv) agrees to, if necessary, resist in judicial proceedings any efforts to obtain access to PHI except as permitted by the Part 2 Regulations.  Associate shall promptly notify Entity of any disclosures made for purposes of Associate’s Operations.

In the event Entity notifies Associate of a restriction request that would restrict a use or disclosure otherwise permitted by this Addendum, Associate shall comply with the terms of the restriction request.

3.Safeguards.  Associate will use appropriate administrative, technical and physical safeguards to prevent the use or disclosure of PHI other than as permitted by this Addendum and shall maintain policies and procedures to detect, prevent, and mitigate identity theft based on PHI or information derived from PHI. Associate will also comply with the provisions of 45 C.F.R. Part 164, Subpart C of the HIPAA Rules with respect to electronic PHI to prevent any use or disclosure of such information other than as provided by this Addendum, which obligation shall include maintaining safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI.

4.Policies and Training.  Associate has policies in place regarding the confidential and secure treatment of PHI in accordance with HIPAA and the Part 2 Regulations. Associate shall require its employees to adhere to such policies and shall train its employees regarding the requirements of this Addendum and applicable confidentiality and security laws and regulations.

5.Subcontractors.  In accordance with 45 C.F.R. § 164.308(b)(2) and 164.502(e)(1)(ii), Associate will ensure that all of its subcontractors that create, receive, maintain or transmit PHI on behalf of Associate agree by written contract to comply with the same restrictions and conditions that apply to Associate with respect to such PHI, including but not limited to (i) the obligation to safeguard PHI and comply with 45 C.F.R. Part 164, Subpart C; and (ii) acknowledging in writing that, in receiving PHI, the recipient is fully bound by the Part 2 Regulations, and must agree to, if necessary, resist in judicial proceedings any efforts to obtain access to PHI except as permitted by the Part 2 Regulations.

6.Minimum Necessary.  Associate represents that the PHI requested, used or disclosed by Associate shall be the minimum amount necessary to carry out the purposes of the Service Agreement. Associate will limit its uses and disclosures of, and requests for, PHI to the minimum amount of PHI necessary to accomplish the intended purpose of the use, disclosure or request.

7.Obligations of Entity.  Entity shall notify Associate of (i) any limitations in its notice of privacy practices, (ii) any changes in, or revocation of, permission by an individual to use or

Schedule 7.2

disclose PHI, and (iii) any confidential communication request or restriction on the use or disclosure of PHI that Entity has agreed to or with which Entity is required to comply, to the extent any of the foregoing affect Associate’s use or disclosure of PHI to perform its obligations as described in the Service Agreement.

8.Access and Amendment.  In accordance with 45 C.F.R. § 164.524, Associate will permit Entity or, at Entity’s request, an individual (or the individual’s designee) to inspect and obtain copies of any PHI about the individual that is in Associate’s custody or control and that is maintained in a Designated Record Set.  If the requested PHI is maintained electronically, Associate must provide a copy of the PHI in the electronic form and format requested by the individual, if it is readily producible, or, if not, in a readable electronic form and format as agreed to by Entity and the individual.  Associate will notify Entity of any request (including but not limited to subpoenas) that Associate receives for access to PHI that is in Associate’s custody or control within five (5) business days of receipt of such request.  Entity shall be responsible for making determinations about access.  Associate will, upon receipt of notice from Entity, promptly amend or permit Entity access to amend any portion of the PHI that is in Associate’s custody or control so that Entity may meet its amendment obligations under 45 C.F.R. § 164.526.

9.Disclosure Accounting.  Except for disclosures excluded from the accounting obligation by the HIPAA Rules and regulations issued pursuant to HITECH, Associate will record for each disclosure that Associate makes of PHI the information necessary for Entity to make an accounting of disclosures pursuant to the HIPAA Rules. In the event the U.S. Department of Health and Human Services (“HHS”) finalizes regulations requiring Covered Entities to provide access reports, Associate shall also record such information with respect to electronic PHI held by Associate as would be required under the regulations for Covered Entities beginning on the effective date applicable to Entity.  Associate will make information required by this Section 9 available to Entity promptly upon Entity’s request for the period requested, but for no longer than the six (6) years preceding Entity’s request for the information or such other period required by the HIPAA Rules (except Associate need not have any information for disclosures occurring before the effective date of any previous HIPAA business associate agreements between the parties or, if none, the effective date of this Addendum).

10.Inspection of Books and Records.  Associate will make its internal practices, books, and records, relating to its use and disclosure of PHI available upon request to Entity or HHS to determine Entity's compliance with the HIPAA Rules.

11.Reporting.  To the extent Associate becomes aware or discovers any use or disclosure of PHI not permitted by this Addendum, any Security Incident involving electronic PHI, any Breach of Unsecured Protected Health Information or any Red Flag (as defined at 16 C.F.R. § 681.2(b)) related to any individual who is the subject of PHI, Associate shall promptly report such use, disclosure, Security Incident, Breach or Red Flag to Entity.  Associate shall mitigate, to the extent practicable, any harmful effect known to it of a Security Incident, Breach or use or disclosure of PHI by Associate not permitted by this Addendum.  Notwithstanding the foregoing, the parties acknowledge and agree that this Section 11 constitutes notice by Associate to Entity of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which no additional notice to Entity shall be required.  “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on

Schedule 7.2

Associate’s firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of electronic PHI.  All reports of Breaches shall be made within ten (10) business days of Associate discovering the Breach and shall comply with and include the information specified at 45 C.F.R. § 164.410.  Associate shall promptly reimburse Entity all reasonable costs incurred by Entity with respect to providing notification of and mitigating a Breach involving Associate, including but not limited to printing, postage costs and toll-free hotline costs.

12.Confidentiality of Alcohol and Drug Abuse Patient Records.  Associate: (1) acknowledges that in receiving, storing, processing, or otherwise dealing with any information from Entity about individuals who are patients of Entity (“Patients”), it is fully bound by the provisions of the Federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records, 42 C.F.R. Part 2; and (2) undertakes to resist in judicial proceedings any effort to obtain access to information pertaining to Patients otherwise than as expressly provided for in the Part 2 Regulations.

13.Term and Termination.  This Addendum shall be effective as of the effective date of the Service Agreement and shall remain in effect until termination of the Service Agreement. Either party may terminate this Addendum and the Service Agreement effective immediately if it determines that the other party has breached a material provision of this Addendum and failed to cure such breach within thirty (30) days of being notified by the other party of the breach. If the non-breaching party determines that cure is not possible, such party may terminate this Addendum and the Service Agreement effective immediately upon written notice to other party.

Upon termination of this Addendum for any reason, Associate will, if feasible, return to Entity or securely destroy all PHI maintained by Associate in any form or medium, including all copies of such PHI, at no cost to Entity. Further, Associate shall recover any PHI in the possession of its agents and subcontractors and return to Entity or securely destroy all such PHI.  Notwithstanding the foregoing, Associate shall notify Entity and receive Entity’s written consent prior to destroying any PHI of which Entity does not maintain a duplicate copy. In the event that Associate determines that returning or destroying any PHI is infeasible, Associate shall promptly notify Entity of the conditions that make return or destruction infeasible. With regard to any PHI that Entity agrees cannot feasibly be returned to Entity or destroyed, Associate may maintain such PHI but shall continue to abide by the terms and conditions of this Addendum with respect to such PHI and shall limit its further use or disclosure of such PHI to those purposes that make return or destruction of the PHI infeasible.  Associate shall comply with this Section 13 within thirty (30) days of termination of this Addendum.  Associate shall provide Entity with written certification of its compliance with this Section 13 within forty-five (45) days of termination of this Addendum. Upon termination of this Addendum for any reason, all of Associate’s obligations under this Addendum shall survive termination and remain in effect (a) until Associate has completed the return or destruction of PHI as required by this Section 13 and (b) to the extent Associate retains any PHI pursuant to this Section 13.

14.General Provisions.  In the event that any final regulation or amendment to final regulations is promulgated by HHS or other government regulatory authority with respect to PHI, this Addendum will automatically be amended to remain in compliance with such regulations, and Associate shall promptly amend its contracts, if any, with subcontractors and

Schedule 7.2

agents to conform to the terms of this Addendum.  Any ambiguity in this Addendum shall be resolved to permit Entity to comply with the HIPAA Rules and the Part 2 Regulations.  Nothing in this Addendum shall be construed to create any rights or remedies in any third parties or any agency relationship between the parties.  A reference in this Addendum to a section in the HIPAA Rules or the Part 2 Regulations means the section as in effect or as amended.  This Addendum replaces and supersedes and previous business associate agreements between the parties.  The terms and conditions of this Addendum override and control any conflicting term or condition of the Service Agreement.  To the extent Associate has limited its liability under the terms of the Service Agreement by a maximum recovery for direct damages, disclaimer against any consequential, indirect or punitive damages or any other limitation, all limitations shall exclude any damages to Entity arising from Associate’s breach of its obligations under this Addendum.  All non-conflicting terms and conditions of the Service Agreement remain in full force and effect.

Schedule 7.2